The Steak n Shake Company and Western Sizzlin Corporation Sign Merger Agreement

Western Sizzlin Corporation Declares a Special Dividend Payable to Western Sizzlin Stockholders in the Form of Shares of Steak n Shake

INDIANAPOLIS and ROANOKE, Va., Oct. 22 /PRNewswire-FirstCall/ — The Steak n Shake Company ("SNS") (NYSE: SNS), and Western Sizzlin Corporation ("Western") (Nasdaq: WEST), today jointly announced that they had executed an agreement for a wholly-owned subsidiary of Steak n Shake to merge with and into Western. Western has also declared a special dividend payable to Western stockholders in the form of 1,322,806 shares of Steak n Shake common stock presently beneficially owned by an investment subsidiary of Western.  Together, the dividend and (if and when completed) the merger are estimated to have an aggregate transaction value (in principal amount of Steak n Shake debentures and market value of Steak n Shake stock) to Western's stockholders of approximately $38.8 million, or $13.67 per Western share, based on 2,840,384 shares of Western outstanding as of October 22, 2009 and the closing price of Steak n Shake common stock on October 22, 2009.  The market price of Steak n Shake's common stock will fluctuate before the special dividend payable to Western stockholders is distributed.

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The merger agreement currently provides for Steak n Shake to issue and deliver to Western stockholders subordinated debentures of Steak n Shake with a principal amount of $22,959,000, subject to adjustment as provided in the merger agreement and discussed below.  At the effective time of the merger, each share of Western's common stock would be converted into the right to receive debentures in principal amount equal to approximately $8.08 per share.  The aggregate and per share amounts of debentures to be issued to Western stockholders are subject to reduction on account of certain potential tax contingencies that could arise in connection with the Western special dividend that will be resolved as of the date of distribution of that dividend.  The Steak n Shake debentures will have a term of five years from the effective date of the merger, will bear interest at the rate of 14 percent per annum and will be pre-payable without penalty at the option of Steak n Shake after one year from the date of issuance.

The merger agreement was negotiated between special committees of the boards of directors of both companies, both of which were composed entirely of independent directors.  Closing of the merger transaction is subject to satisfaction (or waiver) by the parties of certain conditions, including approval by Western's stockholders.  The dividend is not conditioned upon the completion of the merger and is payable to stockholders of record as of November 2, 2009, regardless of whether they are also stockholders of record of Western as of the effective time of the merger.

B. Riley & Co., LLC is acting as financial advisor to the special committee of the Western board of directors in connection with the merger, and has provided a fairness opinion to the Western special committee.  Duff & Phelps, LLC is acting as financial advisor to the special committee of the Steak n Shake board of directors in connection with the merger, and has provided a fairness opinion to the Steak n Shake special committee.

As contemplated by the merger agreement, Western's Board of Directors on October 22, 2009, declared a dividend to Western stockholders of all 1,322,806 shares of common stock of Steak n Shake that it presently beneficially owns.  Each stockholder of Western of record as of November 2, 2009, will be entitled to receive the special dividend, which will be distributed on November 6, 2009.  The dividend will be payable at the rate of approximately 0.4657 shares of Steak n Shake common stock for each share of Western outstanding as of the record date, with any fractional share interests to be settled by a cash payment, indicating a per share dividend value (valuing Steak n Shake at $12.00, its closing price on October 22, 2009) of $5.59 per Western share.

ADDITIONAL INFORMATION CONCERNING THE TRANSACTION

Steak n Shake plans to file a registration statement and related transaction statement on Schedule 13E-3 with the Securities and Exchange Commission (the "SEC") with respect to the merger.  The registration statement will include Western's proxy statement for the special meeting of its stockholders to consider the merger and Steak n Shake's prospectus with respect to the debentures.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STEAK N SHAKE, WESTERN, THE TRANSACTION AND RELATED MATTERS.  Investors will be able to obtain free copies of the registration statement and proxy statement/prospectus, when available, and other documents filed by Steak n Shake and Western with the SEC through the SEC's web site at www.sec.gov.  In addition, Western stockholders will be able to obtain free copies of the registration statement, proxy statement/prospectus and transaction statement, when available, from Western by directing such requests to Western, attention: Investor Relations, 401 Albemarle Ave SE, Roanoke, Virginia 24013, telephone at (540) 345-3195.

PARTICIPANTS IN THE SOLICITATION

Steak n Shake, Western and Western's directors and officers may be deemed to be participants in the solicitation of proxies from Western's stockholders in connection with the proposed merger involving Western and Steak n Shake.  Information regarding Western's directors and officers and a description of their interests in Western is contained in Western's definitive proxy statement on Schedule 14A with respect to its 2009 Annual Meeting of Stockholders, which was filed with the SEC on July 15, 2009, and will also be contained in the proxy statement/prospectus relating to the proposed merger when it becomes available.   Western's stockholders may obtain additional information about the direct and indirect interests of the participants in the acquisition, by security holdings or otherwise, by reading the proxy statement/prospectus and other materials to be filed with the SEC when such information becomes available.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are intended to be covered by the safe harbors created thereby.  These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Steak n Shake and Western caution readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations.  Neither company undertakes to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.  Further information concerning the types of factors that could impact the companies' businesses can be found in their filings with the SEC.

ABOUT THE STEAK N SHAKE COMPANY

Steak n Shake is a holding company.  Its primary restaurant operation is conducted through Steak n Shake Operations Inc.  The Steak n Shake restaurant chain, founded in 1934, is a classic American brand serving premium burgers and milkshakes through its chain of 485 restaurants.

ABOUT WESTERN SIZZLIN CORPORATION

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries, with its primary business activities conducted through Western Sizzlin Franchise Corporation and Western Sizzlin Stores, Inc, which franchise and operate restaurants.

CONTACT:  Robyn B. Mabe, Chief Financial Officer of Western Sizzlin Corp., +1-540-345-3195, Duane E. Geiger, Interim Chief Financial Officer of Steak n Shake, +1-317-633-4100